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                                      EXHIBIT 11

                                CASTLE BANCGROUP, INC.
                          COMPUTATION OF PER SHARE EARNINGS



                                                             3 MONTHS ENDED
                                                                 MARCH 31
                                                                 --------

                                                           1997           1996
                                                           ----           ----

Net income applicable to common stock                  $346,967       $281,465
                                                       --------       --------
                                                       --------       --------

Weighted average common shares outstanding            2,073,658      2,059,404
Weighted average common share equivalents (1)            17,520          8,546
                                                      ---------      ---------
Weighted average common shares and equivalents        2,091,178      2,067,950
                                                      ---------      ---------
                                                      ---------      ---------


Net income per common share                                $.17           $.14
                                                           ----           ----
                                                           ----           ----



(1) COMMON SHARE EQUIVALENTS RESULT FROM STOCK OPTIONS BEING TREATED AS IF THEY HAD BEEN EXERCISED AND ARE COMPUTED BY APPLICATION OF THE TREASURY STOCK METHOD.








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